Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of September 3, 2024, is entered into by and among(i) Hotel101 Global Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Global”), (ii) Hotel of Asia, Inc., a company with limited liability incorporated under the laws of the Philippines (“Hotel of Asia” and together with Hotel101 Global, the “Company Parties”), (iii) DoubleDragon Corporation, a company incorporated under the laws of the Philippines and listed on the Philippine Stock Exchange, Inc. (“DoubleDragon”), (iv) DDPC Worldwide Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of DoubleDragon (“DDPC”), (v) Hotel101 Worldwide Private Limited, a private company limited by shares incorporated under the laws of Singapore (“Hotel101 Worldwide”, and together with DDPC, and DoubleDragon, the “Principal Shareholders”), (vi) JVSPAC Acquisition Corp., a British Virgin Islands business company (“SPAC”), (vii) Hotel101 Global Holdings Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of DoubleDragon (“PubCo”), (viii) HGHC 4 Pte. Ltd., a private company limited by shares incorporated under the laws of Singapore and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), and (ix) HGHC 3 Corp., a British Virgin Islands business company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”).

RECITALS

WHEREAS, Hotel101 Global, DoubleDragon, DDPC, Hotel101 Worldwide, SPAC, PubCo, Merger Sub 1, Merger Sub 2, and Hotel of Asia entered into that certain Merger Agreement dated as of April 8, 2024 (the “Merger Agreement”);

WHEREAS, Section 13.2 of the Merger Agreement provides that the Merger Agreement may be amended by a writing signed by each of the SPAC (prior to the SPAC Merger Effective Time), the Company Parties and the Principal Shareholders;

WHEREAS, the parties hereto wish to make certain amendments to the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendments.

2.1	Preamble. The Preamble of the Merger Agreement is amended as follows:

(a)	Paragraph H of the Preamble of the Merger Agreement is amended and restated in its entirety as follows:

“H. Prior to the SPAC Merger and the Company Amalgamation (each as defined below), the Parties desire that DoubleDragon will transfer 40% of the total issued share capital of Hotel of Asia to Hotel101 Global (“Share Transfer”), free and clear of any and all encumbrances in exchange of issuance of 1,987,239 Hotel101 Global Shares (or such other amount as adjusted by DoubleDragon in its sole discretion) (“Transfer Payment Shares”).”

(b)	Paragraph J of the Preamble of the Merger Agreement is amended and restated in its entirety as follows:

“J. Following the Share Transfer, the Property Transfer and the fulfillment of other conditions set out in Sections 10.1, 10.2 and 10.3, the Parties desire further that (1) Hotel101 Global and Merger Sub 1 (Hotel101 Global and Merger Sub 1 sometimes being referred to herein as “Amalgamating Entities”) will amalgamate and continue as one company, with Hotel101 Global being the surviving entity and becoming a wholly-owned subsidiary of PubCo (“Company Amalgamation”), and the Company Amalgamation will occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act 1967 of Singapore (As Amended) (the “Singapore Companies Act”) and (2) Merger Sub 2 will merge with and into SPAC, with SPAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo (the “SPAC Merger”), and the SPAC Merger will occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BVI Business Companies Act, 2004 (As Amended) (the “BVI Companies Act”).”

2.2	Definitions. Article I of the Merger Agreement is amended as follows:

(a)	The definition of “Closing Payment Shares” in Section 1.1 of the Merger Agreement is amended and restated in its entirety as follows:

““Closing Payment Shares” means 195,500,000 shares of PubCo Ordinary Shares issuable upon the Closing.”

(b)	The definition of “Consideration Shares” in Section 1.1 of the Merger Agreement is amended and restated in its entirety as follows:

““Consideration Shares” means such number of PubCo Ordinary Shares equal to US$2,300,000,000, divided by US$10.00, consisting of the Closing Payment Shares and the Key Executive Shares.”

(c)	The definition of “Hotel101 Global Shareholder Approval” in Section 1.1 of the Merger Agreement is amended and restated in its entirety as follows:

““Hotel101 Global Shareholder Approval” means the approval of (i) the Company Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution of the holders of at least 75% of the Hotel101 Global Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of Hotel101 Global’s Organizational Documents and applicable Law, (ii) the Share Transfer and the issuance of the Transfer Payment Shares and (iii) the Property Transfer and the transactions contemplated thereby, by an ordinary resolution of the holders of at least 50% of the Hotel101 Global Shares entitled to vote, who attend and vote thereupon, pursuant to the terms and subject to the conditions of Hotel101 Global’s Organizational Documents and applicable Law.”

(d)	The definition of “Share Purchase Agreement” in Section 1.1 of the Merger Agreement is amended and restated in its entirety as follows:

““Share Purchase Agreement” means the share purchase agreement to be entered into by and among DoubleDragon and Hotel101 Global, pursuant to which DoubleDragon will transfer 40% of the total issued share capital of Hotel of Asia to Hotel101 Global, free and clear of any and all encumbrances, in exchange of issuance of the Transfer Payment Shares.”

2.3	Company Amalgamation and SPAC Merger. Article II of the Merger Agreement is amended as follows:

(a)	Section 2.1 of the Merger Agreement is amended and restated in its entirety as follows:

“2.1 Company Amalgamation; SPAC Merger. Subject to the terms of this Agreement and in accordance with the applicable provisions of the BVI Companies Act or Singapore Companies Act (as the case may be), (a) at the Company Amalgamation Effective Time (as defined below), Hotel101 Global and Merger Sub 1 shall amalgamate and continue as one company, with Hotel101 Global being the surviving entity (hereinafter referred to for the periods at and after the Company Amalgamation Effective Time (as defined) as the “Company Surviving Sub”), and as a wholly owned subsidiary of PubCo; and (b) at the SPAC Merger Effective Time (as defined below), Merger Sub 2 shall be merged with and into SPAC. Following the SPAC Merger, the separate corporate existence of Merger Sub 2 will cease and SPAC will continue as the surviving company (the “SPAC Surviving Sub”) in the SPAC Merger under the Laws of the British Virgin Islands as a wholly owned subsidiary of PubCo.”

2.4	Consideration. Article III of the Merger Agreement is amended as follows:

(b)	Section 3.1(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) At the Company Amalgamation Effective Time, by virtue of the Company Amalgamation and without any action on the part of PubCo, Hotel101 Global, Merger Sub 1 or any other Party, each Hotel101 Global Share issued and outstanding immediately prior to the Company Amalgamation Effective Time shall automatically be cancelled (which cancellation of Hotel101 Global Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) in exchange for the right to receive, without interest, 195,500,000 PubCo Ordinary Shares to be issued on the Closing Date. All of the Hotel101 Global Shares converted into the right to receive consideration as described in this Section 3.1(a) shall no longer be outstanding and shall cease to exist, and each holder of Hotel101 Global Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.1(a) into which such Hotel101 Global Share shall have been converted into in the Company Amalgamation.”

2.5	Representations and Warranties of the Company Parties and Principal Shareholders. Article IV of the Merger Agreement is amended as follows:

(a)	Section 4.5(c) of the Merger Agreement is amended and restated in its entirety as follows:

“(c) There are no: (i) outstanding Company Share Rights; (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company Group (other than (x) the issuance of ordinary shares in the capital of Hotel101 Global to DDPC pursuant to the Property Transfer and (y) the sale of common shares in the capital of Hotel of Asia by DoubleDragon to Hotel101 Global and the issuance of ordinary shares in the capital of Hotel101 Global to DoubleDragon pursuant to the Share Transfer), or (iii) agreements with respect to the Share of any member of the Company Group, including any voting trust, other voting agreement or proxy with respect thereto; or (iv) disputes, controversies, demands or claims as to any Share of any member of the Company Group.”

(b)	Section 4.9(c) of the Merger Agreement is amended and restated in its entirety as follows:

“(c) Except as accrued, reflected, disclosed or reserved against on the Financial Statements or to be accrued, reflected, disclosed or reserved against on the financial statements to be delivered under Section 8.6(a) and Section 8.6(b), and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since December 31, 2022 (the “Balance Sheet Date”), there are no material Liabilities, Indebtedness, debts or obligations of any nature (whether accrued, absolute, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any material “off-balance sheet arrangements” relating to Hotel of Asia and or its Subsidiaries that would be required by IFRS to be accrued, reflected, disclosed, or reserved on the Financial Statements. All material debts and Liabilities, fixed or contingent, which should be included under IFRS on the Financial Statements are included therein.”

2.6	Representations and Warranties of Acquisition Entities. Article VI of the Merger Agreement is amended as follows:

(a)	Section 6.6 of the Merger Agreement is amended and restated in its entirety as follows:

“6.6 Issuance of Shares. The PubCo Ordinary Shares issuable to SPAC Shareholders as consideration for the SPAC Merger, and to DDPC, Hotel101 Worldwide and DoubleDragon as consideration for the Company Amalgamation, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens (other than those, if any, imposed by PubCo’s Organizational Documents) and not subject to or issued in violation of any right of any third party pursuant to any contract to which PubCo is bound, applicable Law or PubCo’s Organizational Documents.”

2.7	Covenants of the Relevant Parties. Article VII of the Merger Agreement is amended as follows:

(b)	Section 7.7(b) of the Merger Agreement is amended and restated in its entirety as follows:

“(b) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Party and any of the SPAC in effect on the date hereof, shall survive Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law; provided that the foregoing shall exclude fraud, gross negligence, willful default or willful neglect on the part of any D&O Indemnified Party. For a period of six (6) years after the SPAC Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo and SPAC Surviving Sub to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The Company Parties and PubCo shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; with respect to the current or former directors and officers of the SPAC, provided that in no event shall the PubCo be required to expend for such policies pursuant to this Section 7.7(b) a total premium amount in excess of 300% of the amount per annum payable by SPAC under its currently effective D&O insurance policies as of September 3, 2024. PubCo shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause its Subsidiaries to honor all obligations thereunder. If any claim is asserted or made within such six-year period, the provisions of this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.”

2.8	Covenants of the Company Group and Principal Shareholders. Article VIII of the Merger Agreement is amended as follows:

(a)	Section 8.2(a)(i) of the Merger Agreement is amended and restated in its entirety as follows:

“(i) DoubleDragon shall initiate the transfer of 216,000 common shares of Hotel of Asia, representing 40% of the share capital of Hotel of Asia (the “Transferred Hotel of Asia Shares”), to Hotel101 Global, by duly executing a Deed of Sale for the sale of the Transferred Hotel of Asia Shares and submission of all required filing documents with the relevant governmental authorities, by no later than the first filing of the Proxy Statement and Registration Statement with the SEC;”

(b)	Section 8.2(b) of the Merger Agreement is amended and restated in its entirety as follows:

“(b) As consideration for the Share Transfer, Hotel101 Global shall issue to DoubleDragon the Transfer Payment Shares, by no later than the Closing Date.”

(c)	Section 8.5 of the Merger Agreement is amended and restated in its entirety as follows:

“8.5 Rights of Hotel101 Global as Minority Shareholder. The Company Parties and the Principal Shareholders hereby agree that, following the Closing, Hotel101 Global shall be granted certain rights and privileges as a minority shareholder of Hotel of Asia as set out in Schedule B so long as it holds any Share of Hotel of Asia (and its successors and assignees).”

(d)	Section 8.6(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(a) The Company Parties shall have prepared and delivered to SPAC by April 30, 2024 (A) the audited consolidated IFRS financial statements of each of Hotel101 Global and Hotel of Asia for the years ended December 31, 2023 and 2022 and (B) the unaudited pro forma condensed combined financial information of Hotel101 Global, Hotel of Asia and SPAC (provided that the SPAC financials have been prepared) in connection with the filing of the Proxy Statement and Registration Statement, provided that the Company Parties shall receive an extension of 15 days in connection with the requirements for the financial statements of Hotel101 Global and the pro forma financial information under this paragraph and shall be deemed to have not violated this provision until the expiry of such extension period.”

(e)	Section 8.6(b) of the Merger Agreement is amended and restated in its entirety as follows:

“(b) The financial statements to be provided pursuant to Section 8.6(a) and Section 8.6(d) will be complete and accurate and will fairly present, in all material respects, in conformity with IFRS applied on a consistent basis, the financial position of the Company Group or the relevant Company Party, as the case may be, as of the dates thereof and the results of operations of the Company Group or the relevant Company Party, as the case may be, for the periods reflected therein. The financial statements (i) will be prepared from the Books and Records of the Company Group; (ii) will be prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) will contain and reflect all necessary adjustments and accruals for a fair presentation of the financial condition of the Company Group or the relevant Company Party, as the case may be, in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) will contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company Group or the relevant Company Party, as the case may be, with respect to the periods then ended.”

(f)	The following is newly added as Section 8.6(d) of the Merger Agreement:

“(d) The Company Parties shall have prepared and delivered to SPAC, by February 28, 2025, (i) the consolidated IFRS financial statements of Hotel101 Global for the years ended December 31, 2023 and 2022 audited in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”), (ii) the consolidated IFRS financial statements of Hotel of Asia for the years ended December 31, 2023 and 2022 audited in accordance with U.S. generally accepted auditing standards (“U.S. GAAS”), (iii) the reviewed consolidated IFRS financial statements of Hotel101 Global for the six months ended June 30, 2024 in a form appropriate and satisfactory for inclusion in the Proxy Statement and Registration Statement, (iv) the reviewed consolidated IFRS financial statements of Hotel of Asia for the six months ended June 30, 2024 in a form appropriate and satisfactory for inclusion in the Proxy Statement and Registration Statement and (v) the unaudited pro forma condensed combined financial information of Hotel101 Global, Hotel of Asia and SPAC (provided that the SPAC financials have been prepared) in a form appropriate and satisfactory for inclusion in the Proxy Statement and Registration Statement.”

(g)	The following is newly added as Section 8.8 of the Merger Agreement:

“8.8 Extension Fees and SPAC Expense Fees.

(a)	If Closing is not expected to occur by January 23, 2025 and termination of this Agreement has not occurred, then on or prior to January 7, 2025 (the “Extension Deadline”) Hotel101 Global shall deposit into SPAC’s working capital account US$2,000,000 (the “Extension Payment”) to extend the existence and cover certain expenses of SPAC.

(b)	SPAC shall use the Extension Payment solely in the following manner:

(i)	(A) deposit in the Trust Account up to US$575,000 to extend SPAC’s existence for three (3) months beyond the initial twelve (12) months from the initial public offering of SPAC (the “First Extension”) and (B) use US$100,000 to cover expenses arising from or related to the First Extension, including, without limitation, auditing, review and bookkeeping expenses, securities filings, legal fees, transfer agent fees, and insurance expenses;

(ii)	If Closing does not occur by April 23, 2025 and termination of this Agreement has not occurred by April 23, 2025, (A) deposit in the Trust Account up to US$575,000 to extend SPAC’s existence for an additional three (3) months beyond the First Extension (the “Second Extension”) and (B) use US$100,000 to cover expenses arising from or related to the Second Extension, including without limitation auditing and bookkeeping expenses, securities filings, legal fees, transfer agent fees, and insurance expenses;

(iii)	If Closing does not occur by July 23, 2025 and termination of this Agreement has not occurred by July 23, 2025, (A) deposit in the Trust Account up to US$600,000 to extend SPAC’s existence for an additional three (3) or six (6) months (which period shall be determined in writing by the Parties) beyond the Second Extension (the “Third Extension”) and (B) use up to US$100,000 to cover expenses arising from or related to the Third Extension, including without limitation auditing and bookkeeping expenses, securities filings, legal fees, transfer agent fees, and insurance expenses; and

(iv)	if the Third Extension is for three (3) months, Closing does not occur by October 23, 2025 and termination of this Agreement has not occurred by October 23, 2025, (A) deposit in the Trust Account up to US$575,000 to extend SPAC’s existence for an additional three (3) months beyond the Third Extension (the “Fourth Extension” and, together with the First Extension, the Second Extension and the Third Extension, the “Extensions”) and (B) use up to US$100,000 to cover expenses arising from or related to the Fourth Extension, including without limitation auditing and bookkeeping expenses, securities filings, legal fees, transfer agent fees, and insurance expenses.

SPAC shall return any unused portion of the Extension Payment to Hotel101 Global within fifteen (15) days of the Closing or termination of this Agreement.

(c)	The Company Parties acknowledge that to extend the existence of SPAC beyond the Second Extension, SPAC will need to obtain approval from its shareholders in accordance with its governance documents and may result in one or more shareholders redeeming their shares from SPAC. The Company Parties further acknowledge that any such redemption or reduction in the size of SPAC or its number of shareholders will not be grounds for any Company Party to terminate this Agreement.

(d)	For the avoidance of doubt, (i) the aggregate length of all Extensions shall not exceed one (1) year, (ii) the Extension Payment payable by Hotel101 Global under this Section 8.8 shall be capped at US$2,000,000, (iii) the occurrence of the SPAC Merger or the Closing shall not obligate Hotel101 Global to pay any further amounts under this Section 8.8, and (iv) the Extension Payment is separate from and in addition to any Termination Fee that may be required to be paid.”

2.9	Termination. Article XII of the Merger Agreement is amended as follows:

(a)	Section 12.1(h) of the Merger Agreement is amended and restated in its entirety as follows:

“(h) by SPAC if, after the SEC allows the Registration Statement to be declared effective, the SPAC fails to obtain the Nasdaq approval prior to 60 days after the date when the SEC allows the Registration Statement to be declared effective, and such failure to obtain Nasdaq approval is due to the application or interpretation of Nasdaq listing rules relating directly and primarily to the listing of DoubleDragon on the Philippine Stock Exchange, Inc.;”

(b)	Section 12.1(g) of the Merger Agreement is amended and restated in its entirety as follows:

“(g) by SPAC if any of the Company Parties fails to prepare and deliver the financial statements required under Section 8.6 in accordance with the schedule contained therein, including any applicable extension thereof (for the avoidance of any doubt, the failure to prepare or deliver any of such financial statements within the required time periods (including a 15-day extension period provided under Section 8.6(a)(i)) shall constitute a material breach of the Company Parties and Principal Shareholders, and in no event will the 30-day cure period set forth in Section 12.1(f) apply to Section 8.6(a), Section 8.6(d) or this Section 12.1(g));”

(c)	Section 12.4 of the Merger Agreement is amended and restated in its entirety as follows:

“12.4 Termination Fee. In the event that this Agreement is terminated by DoubleDragon pursuant to Section 12.1(j) or by SPAC pursuant to Sections 12.1(f) or 12.1(g), then upon written notice from DoubleDragon to SPAC in the event of Section 12.1(j), or upon written notice from SPAC to DoubleDragon in the event of Section 12.1(f) or 12.1(g), DoubleDragon will pay SPAC (or its designees) an amount equal to US$2,000,000 (the “Termination Fee”) within fifteen (15) days of termination of this Agreement. In addition, if the SPAC terminates this Agreement pursuant to Section 12.1(h), then upon written notice from SPAC to DoubleDragon, DoubleDragon shall pay SPAC (or its designees) an amount equal to US$2,000,000 (the “Premium Termination Fee”) within fifteen (15) days of termination of this Agreement. Each of the Parties acknowledges and agrees that (a) the agreements contained in this Section 12.4 are an integral part of this Agreement and the transactions contemplated hereby and (b) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Termination Fee or Premium Termination Fee, as the case may be, pursuant to this Section 12.4, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).”

(d)	Section 12.5 of the Merger Agreement is amended and restated in its entirety as follows:

“12.5 Reverse Termination Fee. In the event that this Agreement is terminated by SPAC pursuant to Section 12.1(k) or by DoubleDragon pursuant to Section 12.1(i), then, upon written notice from SPAC to DoubleDragon in the event of Section 12.1(k) or upon written notice from DoubleDragon to SPAC in the event of Section 12.1(i), SPAC will pay DoubleDragon (or its designees) an amount equal to US$1,000,000 (the “Reverse Termination Fee”) within fifteen (15) days of termination of this Agreement. Each of the parties hereto acknowledges and agrees that (a) the agreements contained in this Section 12.5 are an integral part of the this Agreement and the transactions contemplated hereby and (b) in light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any such termination of this Agreement and payment in full of the Reverse Termination Fee pursuant to this Section 12.5, the right to such payment constitutes a reasonable estimate of the losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty).”

2.10	Amendment of Schedule A-1 of the Merger Agreement. The information set forth on Schedule A-1 of the Merger Agreement is deleted and replaced in its entirety with the information set forth on Schedule A-1 attached hereto.

2.11	Amendment of Schedule A-3 of the Merger Agreement. Schedule A-3 of the Merger Agreement is deleted in its entirety.

2.12	Amendment of Schedule B of the Merger Agreement. The reference to “PubCo” in Schedule B of the Merger Agreement is replaced by “Hotel101 Global.”

2.13	Amendment of Exhibit A of the Merger Agreement. The information set forth on Exhibit A of the Merger Agreement is deleted and replaced in its entirety with the information set forth on Annex 1 attached hereto.

3.	No Other Amendments; Effect of Amendment. Except for the amendments expressly set forth in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and the parties thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

4.	Incorporation by Reference. Each of the provisions under Article XI (Dispute Resolution), Sections 13.7 (Governing Law) and 13.8 (Counterparts) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

5.	Further Assurance. Each party hereto shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPAC:

JVSPAC ACQUISITION CORP.

By:	/s/ Albert Wong
	Name:	Albert Wong
	Title:	Director

PubCo:

Hotel101 Global Holdings Corp.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Merger Sub 1:

HGHC 4 Pte. Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Merger Sub 2:

HGHC 3 Corp.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Company Parties:

Hotel101 Global Pte. Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Hotel of Asia, Inc.

By:	/s/ FERDINAND J. SIA
	Name:	FERDINAND J. SIA
	Title:	DIRECTOR

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Principal Shareholders:
DoubleDragon Corporation

By:	/s/ Edgar J. SIA II
	Name:	Edgar J. SIA II
	Title:	Director

DDPC Worldwide Pte Ltd.

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Hotel101 Worldwide Private Limited

By:	/s/ Marriana Henares YULO
	Name:	Marriana Henares YULO
	Title:	Director

Schedule A-1

Closing Payment Shares

Name of Shareholders	Closing Payment Shares
DDPC Worldwide Ptd Ltd	137,456,660
Hotel101 Worldwide Private Limited	27,107,777
DoubleDragon Corporation	30,935,563
Total	195,500,000

Schedule to Merger Agreement

ANNEX 1

EXHIBIT A

Form of Plan of Merger

PLAN OF MERGER

THIS PLAN OF MERGER is made on ____________________ between:

(1)	HGHC 3 Corp., a company incorporated in the British Virgin Islands, with company number 2143914, whose registered office is at Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands (the Merging Company); and

(2)	JVSPAC Acquisition Corp., a company incorporated in the British Virgin Islands, with company number 2060649, whose registered office is at Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands (the Surviving Company or the SPAC).

BACKGROUND

1	Hotel101 Global Pte Ltd., Hotel of Asia, Inc., DoubleDragon Corporation, DDPC Worldwide Pte. Ltd., Hotel101 Worldwide Private Limited, the SPAC, Hotel101 Global Holdings Corp. (the PubCo), HGHC 4 Pte. Ltd. and the Merging Company have entered into an agreement and plan of merger dated 8 April 2024 and a first amendment to agreement and plan of merger dated [●] (together, the Merger Agreement), pursuant to which, among other things, the Merging Company will merge with and into the Surviving Company, with the Surviving Company being the surviving company in accordance with the terms and conditions set forth therein.

2	The parties to this Plan of Merger wish to merge in accordance with the Act.

3	This Plan of Merger is the plan of merger for the Merger for the purposes of the Act.

4	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Merger Agreement.

IT IS AGREED as follows.

1.	In this Plan of Merger:

(a)	Act means the BVI Business Companies Act 2004, as amended;

(b)	Articles of Merger means the articles of merger for the Merger executed by the Merging Company and the SPAC, in accordance with the requirements of the Act;

(c)	BVI Registrar means the registrar of corporate affairs of the British Virgin Islands appointed under the Act;

Exhibit to Merger Agreement

(d)	Effective Time means such time on the date subsequent thereto, not exceeding 30 days which is mutually agreed between the Merging Company and the SPAC and specified in the Articles of Merger;

(e)	Merger means the merger between the Merging Company and the SPAC pursuant to this Plan of Merger, with the SPAC being the surviving company;

(f)	PubCo Ordinary Share means a class A ordinary share of the PubCo;

(g)	SPAC Class A Ordinary Shares means the class A ordinary shares with no par value of the SPAC;

(h)	SPAC Class B Ordinary Shares means the class B ordinary shares with no par value of the SPAC;

(i)	SPAC Ordinary Shares means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares; and

(j)	definitions in the Act apply in this Plan of Merger unless the context requires otherwise.

2.	The Merging Company and the SPAC are the constituent companies.

3.	The SPAC is the surviving company, which shall continue to be named "JVSPAC Acquisition Corp.".

4.	The Merging Company is authorised to issue a maximum of 50,000 ordinary shares of a single class with a par value of US$1.00.

5.	The Merging Company has one ordinary share in issue, which is entitled to vote on the Merger as one class.

6.	The SPAC is authorised to issue a maximum of 111,000,000 shares with no par value divided into 100,000,000 class A ordinary shares, 10,000,000 class B ordinary shares and 1,000,000 preferred shares.

7.	The SPAC has [●] class A ordinary shares and [●] class B ordinary shares in issue, each of which are entitled to vote on the Merger. No preferred shares of the SPAC are issued and outstanding.

8.	The Merger will take place at the Effective Time.

9.	The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Merger Agreement. In particular, at the Effective Time, and in accordance with the terms and conditions of the Merger:

(a)	each SPAC Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the SPAC Dissenting Shares (as defined below)) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one PubCo Ordinary Share;

(b)	if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect subsidiary of the SPAC immediately prior to the Effective Time, such SPAC Ordinary Shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor;

Exhibit to Merger Agreement

(c)	each SPAC Ordinary Share (the SPAC Dissenting Shares) owned by SPAC shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to the Act (the SPAC Dissenting Shareholders) shall thereafter represent only the right to receive the applicable payments set forth in the Merger Agreement, unless and until such SPAC Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the Act with respect to any SPAC Dissenting Shares;

(d)	each share of the Merging Company that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one share of the Surviving Company, which shall constitute the only outstanding share of the Surviving Company; and

(e)	the Surviving Company will automatically:

(i)	have vested in it all assets of every description, including choses in action and business of each constituent company, and all rights, privileges, immunities, powers, objects and purposes of each constituent company; and

(ii)	be liable for all claims against, debts, liabilities and obligations of each constituent company.

10.	The current memorandum and articles of association of the SPAC shall remain as the memorandum and articles of association of the Surviving Company until such time as duly altered or amended.

11.	The directors of the Surviving Company shall be [●].

12.	Each party will execute any document of any kind, and do any other act or thing, that is reasonably necessary to give effect to the Merger.

13.	This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

14.	The laws of the British Virgin Islands govern this Plan of Merger and its interpretation.

Exhibit to Merger Agreement

Signatures

Merging Company

Signed for and on behalf of
HGHC 3 Corp.

By:
Name:
Title:	Director

Surviving Company

Signed for and on behalf of
JVSPAC Acquisition Corp.

By:
Name:
Title:	Director